EXHIBIT 10.3
FORM OF NOTE

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO LOTUS PHARMACEUTICALS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $_______________	Issue Date: February ___, 2007

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, LOTUS PHARMACEUTICALS, INC., a Nevada corporation (hereinafter called "Borrower"), hereby promises to pay to _____________________________________
______________________________________________, Fax: ______________ (the "Holder") or order, without demand, the sum of ___________________________ Dollars ($__________), with simple and unpaid interest thereon, on February ____, 2008 (the "Maturity Date"), if not paid sooner.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1 Payment Grace Period. The Borrower shall have a five (5) business day grace period to pay any monetary amounts due under this Note, after which grace period and during the pendency of an Event of Default (as defined in Article III) a default interest rate of eighteen percent (18%) per annum shall apply to the amounts owed hereunder. The interest rate payable on Note principal corresponding to the Withdrawn Registrable Securities (as defined in Section 11.4 of the Subscription Agreement and such Note principal referred to hereinafter as “Unregistered Note Principal”) shall accrue at the annual rate of 18% during the pendency of a Non-Registration Event which would have occurred in connection with such Unregistered Note Principal if the Rule 415 Waiver (described in Section 11.4 of the Subscription Agreement) had not been in effect (such period referred to herein as the “Rule 415 Exclusion Period”).

1.2.  Interest Rate. Simple interest payable on this Note shall accrue at the annual rate of fourteen percent (14%). Interest will be payable on April 30, 2007 and on the last business day of each calendar quarter thereafter and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. Interest will be payable in cash so long as neither an Event of Default, nor an event which with the passage of time or the giving of notice could become an Event of Default has occurred, at the election of the Holder, by the Borrower’s delivery of registered Common Stock which were registered exclusively for the purpose of satisfying the payment of interest and not principal (“Interest Shares”) valued at 75% of the average of the three lowest closing bid prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the twenty trading days ending on the trading day preceding the relevant interest payment date. The Borrower must notify the Holder, in writing, not less than fifteen trading days prior to the relevant interest payment date of its intention to pay interest with shares of Common Stock otherwise such payment must be made in cash. The Interest Shares must be delivered not later than two trading days after the date the cash interest payment would otherwise be payable.

1.3. Conversion Privileges. The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof; provided, that if an Event of Default has occurred that has not been timely cured, the Borrower may not pay this Note, without the consent of the Holder, until one year after the later of the date the Event of Default has been cured or one year after the Maturity Date.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's Common Stock, $.001 par value per share (“Common Stock”) as set forth below.

2.1. Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the Issue Date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest if any, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.3 through the Conversion Date directly to the Holder on or before the Delivery Date (as defined in the Subscription Agreement). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest to be converted, by the Conversion Price.

(b)  Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $1.00, except that the Conversion Price in connection with Unregistered Note Principal shall be 75% of the Conversion Price otherwise in effect during the Rule 415 Exclusion Period.

(c)  The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event..

D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue or agree to issue any shares of Common Stock except for the Excepted Issuances (as defined in the Subscription Agreement) for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Subscription Agreement.

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) Borrower will reserve from its authorized and unissued Common Stock the number of shares of Common Stock during the time periods and in the amounts described in the Subscription Agreement. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3 Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Subscriber may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

2.4. Optional Redemption of Principal Amount. Provided an Event of Default or an event which with the passage of time on the giving of notice could become an Event of Default has not occurred, whether or not such Event of Default has been cured, the Borrower will have the option of prepaying the outstanding initial principal amount of this Note ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred and fifteen percent (115%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be thirty (30) days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert pursuant to Section 2.1, or for conversions initiated or made by the Holder pursuant to Section 2.1 during the Redemption Period. A Redemption Notice may be given not more frequently than one time each sixty days. A Redemption Notice may be given for an amount of principal which is not greater than an amount of Note Principal which when converted into Common stock would not exceed the limitation described in Section 2.3 above. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its rights pursuant to Section 2.1, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will not have the right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default. A Notice of Redemption may be cancelled at the option of the Holder, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice could become an Event of Default (whether or not such Event of Default has been cured), has occurred.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of five (5) business days after the due date. The five (5) day period described in this Section 3.1 is the same five (5) business day period described in Section 1.1 hereof.

3.2 Breach of Covenant. The Borrower breaches any material covenant or other material term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower is not dismissed within forty-five (45) days of appointment.

3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within forty-five (45) days of initiation.

3.7 Delisting. Failure of the Common Stock to be listed for trading or quotation on a Principal Market.

3.8 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $150,000 for more than thirty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount.

3.9 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for ten or more consecutive trading days.

3.10 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, or, if required, a replacement Note more than five Business Days after the required delivery date of such Common Stock or Note.

3.11 Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 11.4 of the Subscription Agreement.

3.12 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common stock as set forth in this Note and the Subscription Agreement.

3.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE IV

SECURITY INTEREST

4. Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Collateral Agent for the benefit of the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Lotus Pharmaceuticals, Inc., Boca Corporate Plaza, 7900 Glades Road, Suite 420, Boca Raton, FL 33434, Attn: Mr. Zhongyi Liu, CEO, telecopier: (561) 988-9890, with a copy by telecopier only to: Casale Alliance, LLP, 1158 26th Street, Suite 325, Santa Monica, CA 90403, telecopier number: (310) 919-2810, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of February, 2007.

LOTUS PHARMACEUTICALS, INC.

By:	/s/
Name:
Title

WITNESS:

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Lotus Pharmaceuticals, Inc. on February ___, 2007 into Shares of Common Stock of Lotus Pharmaceuticals, Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

____________________________________________________________________________